Exhibit 99.1

Masimo Announces Dismissal of Litigation Brought by Shaklee and NIR Diagnostics

Irvine, California, August 27, 2008 – Masimo Corporation (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Measure-Through-Motion-and-Low-Perfusion pulse oximetry, today announced that it has settled pending litigation brought by Shaklee Corporation and NIR Diagnostics, Inc. against Masimo. Pursuant to the settlement, Shaklee and NIR dismissed all outstanding claims against Masimo in the litigation with prejudice, and Masimo dismissed all outstanding claims against Shaklee and NIR without prejudice. The settlement was reached without Masimo incurring any liability to either Shaklee or NIR.

On July 24, 2007, just prior to Masimo’s initial public offering, Shaklee filed a lawsuit against Masimo in the United States District Court for the Central District of California. NIR later joined Shaklee as a plaintiff. Shaklee and NIR alleged that Masimo’s pulse oximeters incorporated patented calibration methods licensed by NIR to Shaklee. Shaklee and NIR sought an injunction and damages against Masimo. On August 13, 2008, Masimo and Shaklee filed a joint stipulation dismissing the litigation with the District Court, which the District Court then entered as an order; and, on August 22, 2008, Masimo and NIR filed a joint stipulation dismissing the litigation with the District Court, which the District Court then entered as an order.

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through-Motion-and-Low-Perfusion pulse oximetry, known as Masimo SET, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures total hemoglobin (SpHb™), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet® ), and PVI™, in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

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Masimo Corporation

Investor Contact:

Mark P. de Raad

Executive Vice President and Chief Financial Officer

(949) 297-7080

mderaad@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpCO, SpMet, PVI, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.